CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Super Group (SGHC) Limited St. Peter Port, Guernsey We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-266396) and Form F-3 (No. 333-272014) of Super Group (SGHC) Limited (the Company) of our report dated April 3, 2025, except for the effects of the change in presentation currency disclosed in Note 2.3 and the change in segment presentation in Note 4 which are dated April 17, 2026, relating to the consolidated financial statements as of December 31, 2024 and for each of the two years in the period then ended, and of the reference to our firm under “Change in Registrant’s Certifying Accountant,” incorporated by reference from the Current Report on Form 6-K of the Company dated May 13, 2025, which appear in this Annual Report on Form 20-F. /s/ BDO LLP BDO LLP London, United Kingdom April 17, 2026